Exhibit 99.1

For Immediate Release:	July 17, 2013

Investor Relations Contact:	Media Relations Contact:
Marliese L. Shaw	Adam J. Jeamel
Senior Vice President, Investor Relations Officer	Vice President, Corporate Communications
860-291-3622 mshaw@rockvillebank.com	860-291-3765 ajeamel@rockvillebank.com

Rockville Financial, Inc. Announces Q2 2013 Dividend for Shareholders

$0.10 Dividend Represents the Company’s 29th Consecutive Quarterly Dividend

ROCKVILLE, Conn., July 17, 2013 – Rockville Financial, Inc. (“Rockville Financial” or the “Company”) (NASDAQ Global Select Stock Market: “RCKB”), the holding company for Rockville Bank (the “Bank”), today announced that its Board of Directors voted to pay another consecutive quarterly cash dividend of $0.10 per share payable on August 5, 2013 to all shareholders of record as of close of business on July 29, 2013.

“At Rockville Bank and Rockville Financial, our priority is to ensure our customers benefit from superior customer service and a first-class banking experience while our shareholders realize a meaningful return on their investment,” said William H.W. Crawford IV, President and Chief Executive Officer of Rockville Financial, Inc. and Rockville Bank. “In addition to being our 29th consecutive dividend, this payout to shareholders equates to a 3.07% annualized yield based on the $13.03 average closing price of our common stock this quarter.”

Rockville Financial’s dividend payout ratio for the second quarter ending June 30, 2013 was 84%, or 68% of core operating earnings.

Rockville Financial expects to release financial results for the second quarter ending June 30, 2013 on Thursday, July 25, 2013, after 4:00 pm Eastern Time (ET). Company leaders will hold their quarterly earnings conference call on Friday, July 26 at 10:00 am. For more information, please visit the Company’s website, www.rockvillefinancialinc.com.

About Rockville Financial, Inc.

Rockville Financial, Inc. is the parent of Rockville Bank, which is a 22-branch community bank serving Tolland, Hartford, New Haven and New London counties in Connecticut. Rockville Bank established a New Haven County Commercial Banking Office in Hamden, Conn., and recently opened a full-service Banking Center in West Hartford, Conn. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For more information about Rockville Financial, Inc., visit www.rockvillefinancialinc.com.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements, by nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

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